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                                                                    Exhibit 99.2



                                     FOR:       Henry Schein, Inc.
                                     CONTACT:   Steven Paladino
                                                Executive Vice
                                                President and Chief
                                                Financial Officer
                                                stepal@henryschein.com
                                                (631) 843-5500

                                                Susan Vassallo
                                                Director, Public Relations
                                                svassa@henryschein.com
FOR IMMEDIATE RELEASE                           (631) 843-5562
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                  HENRY SCHEIN ACQUISITION OF THE DEMEDIS GROUP
                                CLEARED TO CLOSE

MELVILLE, N.Y. - JUNE 16, 2004 - Henry Schein, Inc. (Nasdaq NM: HSIC), the largest provider of healthcare products and services to office-based practitioners in the combined North American and European markets, today announced that regulatory authorities in Germany have cleared the Company's acquisition of demedis GmbH and Euro Dental Holding GmbH ("the demedis Group"), which includes DentalMV GmbH ("Muller & Weygandt") and KRUGG S.p.A. Henry Schein expects this transaction to close by next week. As part of the Company's agreement with the German regulatory authorities, Henry Schein has committed to divest Muller & Weygandt, a direct marketing distributor of consumable dental supplies with net sales of approximately EUR 70 million for the fiscal year ended September 30, 2003. The divestiture is expected to be completed shortly after closing.

         Henry Schein is now positioned to complete the acquisition of demedis GmbH, the leading full-service distributors of dental consumables and equipment in Germany and the Benelux countries, which will further Henry Schein's strategy to be a full-service, high-value provider of products and services to European dentists. In addition, Henry Schein is in position to complete the acquisition of KRUGG, Italy's leading distributor of dental consumable products, which will provide Henry Schein entree into Europe's second largest dental market and further its Pan-European strategy. For the fiscal year ended September 30, 2003, the demedis and KRUGG businesses had aggregate sales of over EUR 285 million.

         Henry Schein noted that this transaction has been previously approved by regulatory authorities in Italy, and did not require regulatory approval in the Benelux countries. The Company also commented that review by the Austrian regulatory authorities continues. Demedis GmbH in Austria operates under the Austrodent brand.



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         "It is rare to identify such a sizeable, excellent opportunity as the demedis full-service dental distribution businesses in Germany and the Benelux countries. The demedis full-service businesses in these countries complements Henry Schein's full-service dental consumables and equipment businesses in Europe and North America. The KRUGG direct marketing dental and veterinary business in Italy is of strategic importance as it enables Henry Schein to enter this key market. We are delighted to be nearing the closing of this important strategic acquisition," said Stanley M. Bergman, Chairman, Chief Executive Officer and President of Henry Schein.

         "As reported when we first announced this transaction, we plan to continue to conduct business in Europe under the acquired companies' various brands, and to retain the demedis and KRUGG management teams under the leadership of Michael Zack, Senior Vice President of Henry Schein's International Group," added Mr. Bergman.

         The Company also noted that Norbert Orth who has served as Chief Executive Officer of the demedis Group since 2000, will continue to be responsible for the demedis Group operations in Germany, Austria, Italy, and the Benelux countries, and will assume responsibility for existing Henry Schein operations in Germany and Austria, as well as in Eastern Europe. Robert Minowitz, who currently manages Henry Schein's European business, will continue to be responsible for Henry Schein's existing operations in the United Kingdom, Ireland, France, Spain, Portugal and the Benelux countries.

         Mr. Bergman concluded, "We very much look forward to the future benefits this new transaction will bring for Henry Schein, including strong operating income growth, and for our customers who will enjoy the same high levels of service and product selection to which they have become accustomed. In addition, our existing and new customers will benefit from the combination of expertise and industry knowledge of the demedis Group and Henry Schein."

2004 EPS GUIDANCE

         Based on these developments, the Company expects full-year 2004 earnings per diluted share of $3.55 to $3.61. This represents growth of 15% to 17% compared with 2003 results from continuing operations on a comparable basis. The Company noted that this 2004 EPS guidance is for current operations, including the acquisitions of demedis and KRUGG, and does not include the impact of other potential future acquisitions.

ABOUT DEMEDIS AND KRUGG

         Based in Langen, Germany, located outside Frankfurt, demedis and its Italian affiliate, KRUGG, based in Milan, Italy, serve more than 75,000 customers through over 1,200 employees, including regional field sales consultants, telesales representatives and equipment service technicians. This acquisition will enhance Henry Schein's current European sales force, and significantly add to its existing International customer base of over 170,000.

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ABOUT HENRY SCHEIN
         Henry Schein, Inc., a Fortune 500(R) company, is the largest distributor of healthcare products and services to office-based practitioners in the combined North American and European markets. Recognized for its excellent customer service and highly competitive prices, the Company's four business groups - Dental, Medical, International and Technology - serve more than 425,000 customers worldwide, including dental practices and laboratories, physician practices and veterinary clinics, and government and other institutions.

         The Company's sales reached a record $3.4 billion in 2003. With a presence in 14 countries, Henry Schein's International Group posted record sales of $577 million in 2003, up 32% in U.S. dollars and up 13% in local currencies compared with 2002.

         The Company operates through a centralized and automated distribution network that serves customers in more than 125 countries. The Company offers a comprehensive selection of over 90,000 national and Henry Schein private-brand products.

         Henry Schein also offers a wide range of innovative value-added practice solutions, including such leading practice management software systems as DENTRIX(R) and Easy Dental(R) for dental practices, and AVImark(R) for veterinary clinics, which have been installed in over 50,000 practices; and ArubA(R), Henry Schein's electronic catalog and ordering system.

         Headquartered in Melville, N.Y., Henry Schein employs nearly 8,000 people in 16 countries. For more information, visit the Henry Schein Web site at www.henryschein.com.

         Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.


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